Exhibit 16.1

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Dear Sir/Madam:

We have read the statements included under Form S-1, dated November 18, 2014, of Bellicum Pharmaceuticals, Inc. (the “Company”) to be filed with the Securities and Exchange Commission, and we agree with such statements insofar as they relate to our dismissal and our audits for the years ended December 31, 2013 and 2012. We cannot confirm or deny that the appointment of Ernst and Young, LLP was approved by the Company’s Board of Directors.

Very truly yours,

PMB Helin Donovan, LLP

/s/ PMB Helin Donovan, LLP